Exhibit 99.1
Caesars Entertainment, Inc. Appoints
Kim Harris Jones to Board of Directors
LAS VEGAS and RENO, Nev. (April 29, 2024) – Caesars Entertainment, Inc. (NASDAQ: CZR) today announced the appointment of Kim Harris Jones to its Board of Directors, effective April 29, 2024, subject to required regulatory approvals and pending licensure. With a track record of strategic corporate leadership as both an executive and a board member, Harris Jones will bring a unique perspective and in-depth experience to the Caesars Entertainment Board of Directors.
“Kim Harris Jones is a tremendous addition to the Caesars Entertainment leadership team,” said Gary Carano, Executive Chairman of the Board, Caesars Entertainment. “With her extensive experience in finance and a reputation as a thoughtful and engaged leader inside some of the largest consumer-packaged goods and automotive companies, Kim’s addition will give us another lens through which to see stronger, more dynamic future possibilities for Caesars Entertainment.”
Harris Jones retired from Mondelez International as Senior Vice President and Corporate Controller in 2015, where she had shepherded the company through its nascent stages after it was spun off from Kraft Foods, where she had worked since 2009 as Senior Vice President and Corporate Controller.
Prior to Kraft, Harris Jones spent 17 years at Chrysler, where she held a variety of leadership positions, ultimately serving as the company’s Senior Vice President and Corporate Controller. Prior to joining Chrysler, Harris Jones worked at General Motors for six years.
Recognized nationally for her outstanding contributions, Harris Jones was recently named to the list of “100 Most Influential Black Corporate Directors” by BoardProspects Magazine. She was also previously named to the list of “25 Women to Watch” by CFO Magazine, to the list of “75 Most Powerful Women in Business” by Black Enterprise Magazine, and as one of “The 2021 Most Influential Black Corporate Directors” by Savoy magazine.
“I’m pleased to count Kim Harris Jones among our Board of Directors,” said Tom Reeg, CEO of Caesars Entertainment. Kim shares our vision for strategic, collaborative innovation. She has outstanding experience navigating complex issues and implementing transformation for optimization. I look forward to working with her, the rest of our board, and the management team to continue to drive results for our guests, our Team Members, and our shareholders.”

Harris Jones holds an MBA in finance and a bachelor’s degree in accounting from the University of Michigan and was a CPA earlier in her career. She currently serves as a board member of United Rentals, Inc. (NYSE: URI), TrueBlue, Inc. (NYSE: TBI), and Fossil Group, Inc. (NASDAQ: FOSL).
Additionally, Harris Jones serves on the board of the Ethiopian North American Health Professionals Association and the finance committee of the Consortium for Graduate Study in Management. She is also president and chair of the board of the Harris-Jones Charitable Gift Foundation, a non-profit foundation.
With the addition of Harris Jones, Caesars Entertainment’s Board of Directors will grow to 10 members.

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About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. Know When To Stop Before You Start®. Gambling Problem? Call 1-800-522-4700. For more information, please visit. www.caesars.com/corporate.